UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant         ☒

Filed by a Party other than the Registrant         ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held July 11, 2019

The Annual Meeting of Shareholders (the “Meeting”) of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) is scheduled to be held at the New York Marriott Downtown located at 85 West Street at Albany Street, New York, NY 10006, on Thursday, July 11, 2019 at 10:00 A.M. local time, to consider and vote on the following matters, each as more fully described in the attached proxy statement:

1.	Electing seven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2.	Ratifying the Board of Directors’ (the “Board”) selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2019.

3.	Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this year’s proxy statement.

4.	To transact such other business as may properly come before the Meeting.

Shareholders of record at the close of business on May 13, 2019 are entitled to receive notice of, and vote at, the Meeting. A list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder at our principal offices, One World Trade Center, 47th Floor, Suite J, New York, NY 10007, beginning ten days prior to the date of the Meeting. The Meeting may be adjourned from time to time. At any adjourned meeting, action with respect to matters specified in this notice may be taken without further notice to shareholders.

Your Board has selected the seven persons named in the attached proxy statement as its nominees for election to the Board at the Meeting. Each of our nominees is currently serving as a director of the Company. We believe that the seven nominees named in the attached proxy statement have a well-rounded combination of experience in biotechnology, the pharmaceutical industry, medical research, commercialization, clinical research and the fields of oncology, immunology, and molecular biology as well as financial and operating experience, and insight, all necessary to provide the right leadership to build value for all Progenics shareholders. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM.

Whether or not you plan to attend the Meeting, we encourage you to sign, date and return the enclosed WHITE Proxy Card in the envelope provided or vote your shares as promptly as possible via the Internet or the toll-free telephone number as described in the enclosed materials. If you attend the Meeting and vote in person, your vote by Proxy will not be used. However, you should RSVP that you will attend the Meeting in person. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us prepare for the Meeting. We greatly appreciate your cooperation and participation.

If you have any questions or require any assistance with authorizing a proxy or voting your shares, or if you need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: proxy@mackenziepartners.com

By order of the Board of Directors, /s/ Patrick Fabbio Patrick Fabbio Secretary New York, New York May 30, 2019

May 30, 2019

Dear Progenics Shareholders,

As a company that develops innovative medicines and other technologies to target and treat cancer, Progenics is fortunate to be in a specialized sector with immense potential to deliver meaningful financial and human returns. After decades of frustration and limited advances, the medical frontier for cancer treatment and cures is suddenly both vast and exciting. Progenics is taking a leading role in the race to find treatments that help guide physicians and cure patients.

Achieving Success in Our Industry

Since our founding more than 30 years ago, innovation has been at the core of Progenics’ business. We are proud of the strong foundation we have built and milestones we have achieved. However, science-led pharmaceutical companies like ours do not become overnight successes, nor do they create sustainable value by focusing only on operational efficiencies or producing steady financial results. In our sector:

●	R&D pipelines can be long;
●	The odds for any one molecule or treatment becoming a commercial success are low;
●	Approval processes can be drawn out and expensive; and
●	Getting new treatments through the complex distribution and purchasing channels of the U.S. health care system can be laborious, and often as time-consuming as the original R&D process itself.

For these reasons, companies like Progenics tend to have longer timelines than companies in other industry sectors.

Performance and Strategy

We have invested significant time and resources to be in a position to take advantage of the market opportunities before us and produce sustainable returns for our shareholders. Notably, we have advanced two products, AZEDRA® and RELISTOR®, through the rigorous approval processes inherent in our industry through FDA approval and launch and we continue to make significant progress advancing our business and accelerating growth.

We have strategically partnered with leading pharmaceutical and nuclear medicine companies to drive and accelerate development of key programs. While we are focused on driving long-term shareholder value, we remain prudent in our overall approach and are committed to allocating resources where the highest returns can be achieved.

Your Continued Confidence and Support

It is important to note that our business model does not always fit well with what financial activist shareholders want to see. Some shareholders are focused on short time horizons that do not fit our sector. Velan Capital, L.P. (“Velan”), one of our shareholders, has filed a preliminary proxy statement asking that you withhold support from some of our board members based on arguments that you may conclude are short-sighted or inconsistent with our business objectives.

We encourage you to read their materials and the materials we provide in this proxy statement and give us your voting support. Directions to vote are included in the General Information section at the back of this proxy statement. We also encourage you to read in the pages immediately following this letter about the milestones we have met and the challenges we face.

We work every day to earn the trust reflected by your investment in us. On behalf of our entire Board of Directors, we thank you for your investment in Progenics. Across our company, we – our experienced and qualified Board, leadership team and associates – are focused on delivering value for our shareholders.

 /s/ Peter J. Crowley

Peter J. Crowley

Board Chair

PROGENICS AT A GLANCE

WHAT IS PROGENICS?

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines to find, fight and follow cancer, including: therapeutic and imaging agents designed to target and precisely treat cancer.

Progenics has two FDA approved products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors) who require systemic anticancer therapy; and RELISTOR (methylnaltrexone bromide) for the treatment of opioid-induced constipation for cancer and non-cancer pain.

WHAT MAKES US STRONG?

We are meeting important milestones that demonstrate our progress towards advancing life-saving treatments for cancer that will translate into long-term value creation for shareholders:

Two Commercial Products Addressing Rare Cancers and Supportive Care.  Progenics manufactures and markets AZEDRA for the treatment of two rare cancers for which there are no other FDA-approved therapies and is continuing development to treat other cancers.  The Company receives royalties on sales of RELISTOR®, which was developed by Progenics for the treatment of opioid induced constipation for cancer and non-cancer pain.

Value-Creating Partnerships Complement our Strengths and Mitigate Financial Risks.  The Company has entered into strategic partnerships with Bausch Health Companies, Bayer, CytoDyn, Curium, FUJIFILM RI Pharma, and ROTOP.

Promising Late-stage Pipeline to Fuel Long-term Growth.  Behind its commercial products, the Company is advancing several key late-stage PSMA-targeted programs that, if approved by the FDA, would provide additional revenue opportunities and establish a commercial presence in the growing prostate cancer market. These include PyL, the Company’s prostate cancer imaging agent, 1095, a radiotherapeutic for the treatment of prostate cancer, and a portfolio of digital technologies.

Financial Strength. Progenics has the financial resources to execute its near-term strategy, with over $100 million in cash as of March 31, 2019 with the potential to receive significant near-term milestones.

Proven Leadership Team with Experience to Execute Strategy.  The management team and board bring extensive drug development, commercialization, operational, and financial experience. The board’s diverse set of experiences complement each other and ensure Progenics has the right management team in place to effectively oversee the strategic, operational, risk and performance of Progenics.

WHAT CHALLENGES DO WE FACE?

It can take years to discover, develop, and commercialize our medicines and treatments. AZEDRA, for example, is an orphan drug with a complex radiotherapeutic and manufacturing supply chain that is administered in a hospital. It takes time to establish a meaningful value proposition and engage the right partners to realize the benefits of our medicines and treatments.

HOW ARE WE GOVERNED?

We have governance best practices that are more typical of large, leading companies:

●	An independent board chair
●	Majority voting for the election of directors
●	A well-balanced and diverse board that brings research, commercialization, medical, and executive skills to the board
●	3/3/25/20 proxy access right
●	No dual class structure, staggered board or supermajority provisions
●	Rights to call special meetings and act by written consent
●	CEO pay below peers, excellent internal pay parity, and a low pay ratio
●	Highly developed and fully disclosed compliance programs
●	A best-in-class governance score of one from ISS

PROGENICS PHARMACEUTICALS, INC.

One World Trade Center, 47th Floor, Suite J

New York, New York 10007

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. (the “Company”, “Progenics”, “we” or “us”) common stock, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held at the New York Marriott Downtown located at 85 West Street at Albany Street, New York, NY 10006 on Thursday, July 11, 2019, at 10:00 A.M. local time, and at any and all postponements or adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy materials are most readily available to shareholders on the Internet. We are making available at www.Stockholderdocs.com/PGNX the Proxy Statement and a copy of our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”). To view these documents, enter the control number which appears on your WHITE Proxy Card.

These proxy materials are first being made available to our shareholders of record on or about May 30, 2019, and can be found, along with our other SEC filings, on the Internet at www.progenics.com, and on the SEC’s EDGAR system at www.sec.gov. You may also obtain without charge a copy of our Annual Report on Form 10-K and this Proxy Statement by writing to Investor Relations at our address above.

BACKGROUND OF THE SOLICITATION

This section outlines material discussions and contacts the Company has had with representatives of Velan Capital, L.P. (“Velan”) from November 27, 2018 to May 30, 2019.

On November 27, 2018, Velan requested a brief phone call with Mark Baker, Chief Executive Officer ("CEO") and a director of the Company.

On February 18, 2019, Balaji Venkataraman, as Managing Partner of Velan, submitted a letter to the Board. The letter informed the Board of Velan’s ownership of the Company’s stock and described Velan’s views regarding the Company’s product candidate 1095, the AZEDRA® manufacturing and supply chain, AZEDRA’s commercial launch, and other operational and financial matters relating to the Company.

On February 22, 2019, Mr. Crowley, the Board Chair, delivered a letter to Mr. Venkataraman confirming receipt of Mr. Venkataraman’s letter, noting that the Board would review the letter and consider Mr. Venkataraman’s comments.

On March 7, 2019, Mr. Venkataraman submitted a letter to the attention of the Board and Corporate Secretary requesting copies of the questionnaire and form of representation and agreement contemplated by Section 3.05(b) of the Company’s By-Laws in connection with shareholder nominations of candidates for election to the Board. The letter indicated that Velan might nominate candidates for the Board or solicit our shareholders to “withhold” their votes from the directors nominated by the Board for election at the Meeting.

On March 8, 2019, Mr. Crowley responded to Mr. Venkataraman’s March 7, 2019 letter, proposing a meeting between himself, Velan and Mr. Baker.

On March 11, 2019, the Company provided copies of the questionnaire and form of representation and agreement, as requested by Mr. Venkataraman.

On March 13, 2019, Mr. Crowley and Mr. Venkataraman spoke by phone to discuss, among other things, the views expressed by Mr. Venkataraman regarding the Company and Velan’s intentions with respect to the Meeting.

On March 15, 2019, the deadline under the Company’s By-Laws for eligible shareholders to provide the Company notice of the shareholder’s intention to nominate directors, Velan submitted to the Company a Notice of Director Nominations, in which Velan purported to notify the Company of its nomination of six individuals (the “Velan Nominees”) for election to the Company’s Board.

On March 25, 2019, Mr. Crowley and Mr. Baker, the CEO of the Company, met in person with Mr. Venkataraman to further discuss the views expressed by Mr. Venkataraman regarding the Company.

On March 27, 2019, Mr. Venkataraman delivered a letter to Mr. Crowley and Mr. Baker, noting that he thought the meeting on March 25, 2019 seemed like a step in the wrong direction and that the Velan Nominees would bring benefits to all stakeholders. Attached to the letter was a slide deck that outlined Velan’s views of Progenics.

On April 4, 2019, Mr. Crowley sent a letter to Velan confirming receipt of Mr. Venkataraman’s March 27, 2019 letter.

On April 5, 2019, Velan, Altiva Management Inc., Mr. Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke and Deepak Sarpangal (the “Reporting Persons”), filed with the SEC a Schedule 13D to report that, as of April 4, 2019, the Reporting Persons collectively beneficially owned approximately 7.4% of the Company’s common stock.

On April 7, 2019, the Company’s Corporate Secretary contacted Mr. Venkataraman to request in-person meetings between the individuals named in Velan’s Notice of Director Nominations and the members of the Nominating and Corporate Governance Committee. Between April 7 and April 15, 2019, the Corporate Secretary exchanged further emails with Mr. Venkataraman or his representatives confirming a schedule for the meetings.

On April 15, 2019, the Company’s Corporate Secretary delivered a letter to Mr. Venkataraman, in which the Company (i) confirmed the schedule for interviews of the Velan Nominees to be conducted by the Company’s Nominating and Corporate Governance Committee and (ii) indicated that a review of the Company’s record holder list did not show Velan as a shareholder of record as of the time its Notice of Director Nominations was given and requested that Velan provide an explanation as to how the Notice of Director Nominations complied with the Company’s By-Laws without meeting this requirement.

On April 16, 2019, Velan’s outside counsel, Mayer Brown LLP, delivered a letter on behalf of Velan to the Company’s Corporate Secretary, in which it confirmed that Velan’s shares were held in “street name” only at the time the Notice of Director Nominations was given.

On April 18, 2019, the Company’s Nominating and Corporate Governance Committee held a telephonic meeting with Dr. Nohria, a Velan nominee, to discuss Dr. Nohria’s potential qualifications for serving on the Board.

On April 19, 2019, the Company’s Nominating and Corporate Governance Committee held an in-person meeting with Mr. Melkonian, a Velan nominee, to discuss Mr. Melkonian’s potential qualifications for serving on the Board.

On April 22, 2019, the Company’s outside counsel, O’Melveny & Myers LLP, delivered a letter on behalf of the Company to Velan and Mayer Brown LLP, notifying Velan that its Notice of Director Nominations failed to comply with Section 3.05 of the Company’s By-Laws because Velan was not a shareholder of record at the time of giving such notice. Accordingly, the Company notified Velan that Velan does not have the right to nominate any candidates for election to the Board at the Meeting and that the Velan Nominees are not eligible for election to the Board at the Meeting. A copy of this letter is available as Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on April 22, 2019.

On April 24, 2019, the Company’s Nominating and Corporate Governance Committee held an in-person meeting with Mr. Venkataraman, a Velan nominee, to discuss Mr. Venkataraman’s potential qualifications for serving on the Board. During such meeting, Mr. Venkataraman provided a revised proposal to the Company since Velan’s notice failed to comply with the Company’s By-Laws, and requested a response from the Company by April 25, 2019.

On April 24, 2019, the Company’s Nominating and Corporate Governance Committee held separate in-person meetings with each of the remaining Velan nominees, Matthew Heck, Deepak Sarpangal and Terence Cooke, to discuss each nominee’s potential qualifications for serving on the Board.

On April 25, 2019, Mr. Crowley delivered a letter to Velan, thanking the Velan Nominees for meeting with members of the Company’s Nominating and Corporate Governance Committee and noting the Board’s intention to discuss Velan’s proposal and provide a response expeditiously.

On April 25, 2019, following the delivery of Mr. Crowley’s letter to Velan, outside counsel for each of Velan and the Company engaged in various discussions regarding the Company’s responses to Velan’s requests. Velan requested that the Company respond to its revised proposal no later than May 3, 2019.

On April 30, 2019, Velan delivered a letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

On May 1, 2019, the Reporting Persons filed Amendment No. 1 to the Schedule 13D to report that, as of April 30, 2019, the Reporting Persons collectively beneficially owned approximately 9.1% of the Company’s common stock.

On May 3, 2019, Vinson & Elkins L.L.P., the Company’s outside counsel, delivered the Company’s response to Velan’s proposal to Olshan Frome Wolosky LLP, Velan’s outside counsel. Olshan Frome Wolosky LLP shortly thereafter informed Vinson & Elkins L.L.P. that Velan refused to respond to the Company.

On May 7, 2019, the Reporting Persons filed a preliminary proxy statement.

On May 7, 2019, the Company responded to Velan’s letter of April 30, 2019 by agreeing to make available information requested by Velan.

On May 17, 2019, the Company filed a preliminary proxy statement.

On May 17, 2019, the Reporting Persons filed amendment no. 1 to their preliminary proxy statement.

On May 21, 2019, the Reporting Persons filed a definitive proxy statement.

On May 28, 2019, the Company filed amendment no. 1 to its preliminary proxy statement.

On May 30, 2019, the Company filed its definitive proxy statement.

OUR BOARD OF DIRECTORS

WHO WE ARE

We believe that the most important vote you as shareholders have to cast is the vote to support the members of our Board. We believe that this is true at many companies, but it is especially true at a company where success depends on being leaders in more than one highly specialized, rapidly evolving area. Accordingly, we wish to call your attention to the exceptional talent our Board members bring in each of the areas of expertise and experience most important to our success, including:

●	research and development;

●	commercialization experience;

●	customers (including medical doctors);

●	health care law and finance; and

●	executive, human capital, operational and strategic leadership.

Despite assembling what we consider an exceptional set of skills and experiences, we have done so while managing to keep our Board’s size at a best-in-class number of seven, including two women. We invite you to read more about each of our directors here.

Mr. Crowley, 60, joined our Board in February 2009. He is currently an Advisory Partner of WindRose Health Investors (formerly MTS Health Partners, L.P.), a New York based healthcare merchant bank, and an Operating Partner at JH Partners LLC, a private equity firm, in which capacities he has served since 2011 and 2008, respectively. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Co. Inc. (formerly CIBC World Markets Inc.), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the board of trustees of the Foundation Fighting Blindness. He is also a board member at Medical Knowledge Group, an analytics driven marketing service company; and Anabios, a private biotechnology company. He served until October 2017, as a director of Celerion, a contract research organization. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Mr. Baker, 64, CEO of the Company, joined us in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President, Corporate, in 2009 became President and a director, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agribusiness and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine LLP. Mr. Baker also serves as Chairman of the board of directors of the Brooklyn Bridge Park Conservatory. He has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Mr. Campbell, 43, joined our Board in June 2016. He has over 15 years of experience in the orphan drug industry and is currently serving as President and Chief Operating Officer and a director of Amicus Therapeutics, Inc. In this capacity, he leads the global commercial organization responsible for the commercialization of GalafoldTM for the treatment of Fabry Disease. He also oversees the Technical Operations, Market Access, and Program Management functions. Prior to Amicus, Mr. Campbell spent time in various commercial and business development roles at Genzyme Corp. and Bristol-Myers Squibb Company and as a strategy consultant for Marakon Associates. He is a member of the BioNJ board of directors and also a past President of the National Tay-Sachs and Allied Diseases Association where he currently serves on their Corporate Advisory Council. Mr. Campbell received a B.A. in Public Policy from Duke University and an M.B.A. from Harvard Business School.

Mr. Campbell’s qualifications for serving as a member of our Board include his extensive experience in the pharmaceutical industry in the areas of corporate strategy, commercial operations and planning, business development and sales and marketing.

Dr. Ferrante, 61, joined our Board in January 2014. From April 2014 to August 2016, she was the head of Research and Development and Chief Medical Officer of Tokai Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited, including Chief Medical Officer and most recently as Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Development. She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. Prior to that, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School. Dr. Ferrante serves on the Boards of MacroGenics, Inc., a publicly traded clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, autoimmune disorders and infectious diseases; Hutchinson China MediTech Limited, a publicly traded innovative biopharmaceutical company which researches, develops, manufactures and sells pharmaceuticals and health care products; and, since February 2018, Unum Therapeutics Inc., a publicly traded clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products. Dr. Ferrante also served as a director of Baxalta Inc., a publicly traded global biopharmaceutical company until its acquisition by Shire Pharmaceuticals in June 2016. She holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante’s more than two decades’ experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her knowledge in our principal focus of operations, adds broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

Mr. Kishbauch, 70, joined our Board in September 2013. He has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience. Mr. Kishbauch was most recently President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., a publicly traded pharmaceutical company, in which capacities, as well as a director, he served from 2004 until his retirement in 2013. Before joining Achillion, Mr. Kishbauch founded in 1996 and served until 2004 as President and Chief Executive Officer of OraPharma, Inc., a previously Nasdaq-listed, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003. He previously held senior management positions with MedImmune, Inc. Mr. Kishbauch continues to serve on Achillion’s board as a member of the Board, its Compliance Committee, and as a Chairman of its Strategy Committee. He also serves on the board of directors of Catabasis Pharmaceuticals, Inc., also a publicly traded biopharmaceutical company, where he is a member of the Audit Committee and the chair of the Compensation Committee. He was a director of ARIAD Pharmaceuticals, Inc. from 2004 to 2008 and has held board positions with several other life sciences companies. He holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch’s extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

Dr. Scheinberg, 63, joined our Board in 1996. Since 1986, he has been associated with the Sloan-Kettering Institute for Cancer Research, where, since 2002, he has served as the Vincent Astor Chair and Member of the Leukemia Service; Chairman of the Molecular Pharmacology Program; and Chairman of the Experimental Therapeutics Center. He also holds the positions of Professor of Medicine (since 2002) and of Pharmacology (since 1999) at the Weill-Cornell Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University since 2013. Since January 2018, Dr. Scheinberg has been a director of SELLAS Life Sciences Group, Inc., a public biotechnology company. He received a B.A. from Cornell University and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to our efforts to advance our research and development initiatives.

Ms. Williams, 74, joined our Board in January 2007. In May 2006, she retired as Chief Financial Officer of Abraxis BioScience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the April 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., as well as President from 2005 to 2006. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer Corp., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She was a director and Audit Committee chair until November 2015 and a Compensation Committee member, at Intercept Pharmaceuticals, Inc., a publicly traded biotechnology company, and previously held the same positions, in addition to Nominating and Governance Committee chair, at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by Laboratory Corporation of America Holdings. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to us in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and enterprise risk management. Her international training and experience with global corporations helps to guide us as our operations and activities have become more global.

HOW WE ARE SELECTED AND EVALUATED

Director Nominations Process. The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for inclusion in our recommended slate of director nominees are selected. The Committee’s charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Director Nominations Policy, each Board candidate must possess at least the following specific minimum qualifications:

●	He or she shall be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

●

He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

●

Neither the candidate nor any family member (as defined in the Nasdaq Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

●

He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

●

Contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

●	Contribute positively to the collaborative culture among Board members.

●

Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company Chief Executive Officer or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates, any of which the Nominating and Corporate Governance Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Nominating and Corporate Governance Committee may also use its authority under its Charter to retain at our expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Nominating and Corporate Governance Committee, and the candidate during the screening and evaluation process; and be available for consultation as needed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Recommendations of Directors by Shareholders. In accordance with the Director Nominations Policy, the Nominating and Corporate Governance Committee will also consider properly submitted shareholder recommendations of director candidates for membership on the Board. Any of our shareholders, whether shareholders of record or beneficial owners whose shares are held in street name, may recommend one or more eligible persons for election as a director at an annual meeting of shareholders if the shareholder provides the recommendation to our Corporate Secretary at our principal executive offices no later than Friday, January 31, 2020, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to shareholders. In the event that the annual meeting of shareholders is called for a date that is not within 30 days before or after Saturday, July 11, 2020, notice by the shareholder must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs.

To be eligible for consideration, a candidate for director proposed by a shareholder must also be independent of the shareholder providing the recommendation in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the Nasdaq Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Please note that shareholders who wish to nominate a person for election as a director in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must follow the procedures described under “General Information—Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials” below.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating and Corporate Governance Committee’s or other Board member(s)’ initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)’ evaluation to the other Nominating and Corporate Governance Committee member(s), the Board Chair, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March or early April and at that meeting votes on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a shareholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available on our website at www.progenics.com.

HOW WE ARE ORGANIZED AND COMPRISED

Leadership. Our Board has had an independent Board Chair since 2004. We, the Board, believe that this structure enables balanced leadership, promotes independence and protects our executives’ ability to manage day-to-day operations.

Our Board Chair, Mr. Crowley, and Mr. Baker, CEO and a director, provide leadership to the Board by setting meeting agendas, preparing information and alternatives for presentation to the Board, and leading discussions among and decision making by the Board. In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board’s direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

Director Independence and Other Qualifications. The Board has determined each of Messrs. Crowley, Kishbauch, and Campbell, Drs. Ferrante and Scheinberg and Ms. Williams to be an “independent director” as such term is defined in Nasdaq Marketplace rules. None of the independent directors of the Company has any relationship, direct or indirect, to us other than as shareholders of the Company or through their service as our directors.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the Nasdaq Marketplace rules, the SEC and the Internal Revenue Service. In accordance with the applicable Nasdaq Marketplace rules, the Company’s director nominees each year, as well as new candidates for director, are recommended for the Board’s selection by the Nominating and Corporate Governance Committee.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Committees. The Board currently has five standing committees. Other than as noted below with respect to the Science Committee, all of our directors attended all meetings of the committee(s) on which he or she served during the year 2018. Each of the committees has a charter that is available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of our outsourced internal audit provider, which reports directly to it, oversees the work of management to identify, assess, and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in SEC rules. Dr. Ferrante and Mr. Kishbauch are also members of the Audit Committee. The Committee held eight meetings during 2018.

The Audit Committee Report. The Audit Committee of the Board consists of three non-employee independent directors: Ms. Williams, Chair, Dr. Ferrante, and Mr. Kishbauch. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Audit Committee and approved by the Board as a whole, available on our website at www.progenics.com.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process.

The Audit Committee as part of its regular duties selects our independent registered public accounting firm. In last year’s Proxy Statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of Ernst & Young LLP (“EY”) as our auditor for the year 2018, which selection was ratified by our shareholders. As part of its other regular duties, the Audit Committee met regularly with management and EY, and reviewed and discussed our audited financial statements and has discussed with EY the matters required to be discussed by Auditing Standard 1301: Communications with Audit Committees. The Audit Committee also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and discussed EY’s independence with EY. When considering EY’s independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to EY for audit and non-audit services in 2018 as presented under Fees Billed for Services Rendered by Current and Former Accounting Firms, in Proposal 2 below. Based on these discussions and considerations, the Audit Committee was satisfied as to EY’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and EY. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that EY is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2018 Annual Report on Form 10-K. The Audit Committee has also determined to retain EY as our independent registered public accounting firm for 2019.

By the Audit Committee of the Board of Directors,

Nicole S. Williams, Chair

Karen J. Ferrante

Michael D. Kishbauch

The Compensation Committee reviews salaries and incentive compensation for our employees generally, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests, our shareholders, and our employees, and is properly implemented. The Committee may delegate any aspect of its authority and responsibilities, in whole or in part, to the Chairperson of the Committee or a subcommittee when it deems appropriate and in our best interests, provided, however, that the Committee shall retain final review and approval authority in all such matters so delegated. The Compensation Committee’s charter is available on our website at www.progenics.com. Mr. Crowley is Chair and Mr. Kishbauch is a member of this Committee. The Committee held three meetings during 2018.

The Compensation Committee Report. The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors,

Peter J. Crowley, Chair

Michael D. Kishbauch

Compensation Committee Interlocks and Insider Participation. Messrs. Crowley and Kishbauch were the sole members of the Compensation Committee during all of 2018. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by us under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee our business and affairs and meet its fiduciary obligations to us and our shareholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from shareholders, (v) making recommendations to the Board regarding the membership and chairs of the Board’s committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the Nasdaq Marketplace and SEC rules and applicable law. Mr. Kishbauch is Chair and Ms. Williams is a member of this Committee. The Committee held three meetings during 2018.

The Science Committee is responsible for periodically examining our direction of and investment in our science and technology initiatives, including our research and development efforts, assisting the Board in its review, evaluation, and oversight of such initiatives and efforts, and advising the Board on scientific matters involving our research and development, clinical, and commercial programs, including internal projects and interactions with academic and other outside research organizations. Dr. Scheinberg is Chair of this committee and Messrs. Baker, Campbell, and Crowley and Dr. Ferrante are members. The Committee held six meetings during 2018, which were attended by all members, except for two meetings not attended by Mr. Campbell.

The Compliance Committee is responsible for oversight and evaluation of our compliance with legal and regulatory requirements related to our business operations, oversight of our compliance with our business ethics policies, and assisting and advising the Board in its review, evaluation, and oversight of the foregoing matters. Mr. Campbell is Chair of this committee and Mr. Kishbauch is a member. The Committee held five meetings during 2018.

HOW WE GOVERN

There are many aspects of our business that cannot be standardized like an assembly line. The creative process is an obvious example, but so are the many negotiations and human interactions that take our treatments from development through commercialization. This, however, makes us value even more having a top-tier governance structure for our oversight, our operations and our compliance and controls. Our governance best practices include: an independent board chair, majority voting for the election of directors, 3/3/25/20 proxy access right, a well-balanced and diverse board, rights to act by written consent and call special meetings, and no dual class structure, staggered board or supermajority provisions. We also have good executive compensation governance and practices, including excellent internal and external pay parity and a CEO with pay at or below peers. We believe our top governance score—a 1—from ISS is thus well deserved.

Board Meetings. All Board members attended more than 75% of the aggregate of all of the meetings of the Board and the Committees of the Board on which the director served during 2018.

During 2018, the Board held six meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. All Board members attended all meetings of the Board during 2018. At the 2018 annual meeting of shareholders, all members of the Board were expected to be, and were, present.

Special Meetings. At the request of a shareholder, the Company’s By-Laws were amended by the Board and restated on April 1, 2019 to provide shareholders of the Company the opportunity to raise important matters both on an annual basis at the Company’s annual meeting of shareholders as well as at special meetings held outside the annual meeting process.

Section 3.03 (Special Meetings) of the By-Laws allows the secretary to call special meetings of the shareholders upon the written request by record holder(s) who:

●

represent in the aggregate at least 20% of the outstanding shares of common stock of the Company which shares are determined to be “Net Long Shares” (as defined in Section 3.03(a) of the By-Laws) (the “Requisite Percentage”);

●	have held such shares continuously for at least one year prior to the date such special meeting request is delivered to the Company; and

●	have complied in full with the requirements set forth in the By-Laws.

A special meeting request must include:

●	the signature of the record holders and of each of the beneficial owners, if any, on whose behalf the special meeting request is being made;

●	documentary evidence of the number of Net Long Shares owned by the requesting shareholder(s) as of the date of delivery;

●	documentary evidence that Net Long Shares have been held continuously for the required one-year period by the requesting record holder(s) and/or beneficial owner(s);

●

an acknowledgment that any decrease in the number of Net Long Shares held after the special meeting request is delivered will be deemed a revocation with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and

●

a commitment to continue to satisfy the Requisite Percentage and promptly notify the Company upon any decrease occurring between the special meeting request delivery and the date of the shareholder requested special meeting.

In addition to the above:

●	Each requesting shareholder is required to update the special meeting request as necessary.

●	Any updates must be received by the secretary not later than five business days after the record date for determining the shareholders entitled to receive notice of such meeting.

●	Requesting shareholders must promptly provide any other information reasonably requested by the Company.

Any shareholder requested special meeting shall not be held more than 90 days after a special meeting request.

Oversight of Risk Management. Risk is inherent in the business of developing pharmaceutical products, and our ability to manage the risks we face will ultimately determine our success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

As a research and development public company that is transitioning into a commercial organization, our principal risks arise from the conduct of our research, development, and clinical trial activities; our ability to build and effectively manage complex relationships with collaborators, manufacturers, vendors, and other partners; and our ability to establish a small commercial organization. While the Board is ultimately responsible for overall risk oversight at Progenics, various committees of the Board are actively involved in the oversight of risks facing us.

The committees of the Board receive regular reports from members of senior management on areas of material risk to us. When a committee receives a report, the Chair of the relevant committee, reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management our major areas of financial risk exposure, and reviewing our risk assessment and risk management policies. As discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee reviews our compensation programs to ensure that these programs do not lead to excessive risk-taking by our employees. The Science Committee reviews our research and development activities and has the role of overseeing management’s monitoring of risks associated with our research, development and clinical trial activities. The Nominating and Corporate Governance Committee primarily oversees the evaluation of the Board and senior management, and makes recommendations to the Board regarding matters of corporate governance and ethics. The Compliance Committee ensures our compliance with legal and regulatory requirements and our business ethics policies.

Code of Business Ethics and Conduct. We have a Code of Business Ethics and Conduct (the “Code”) which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the Nasdaq Marketplace rules. The Code is described in more detail under General Information — Certain Relationships and Related Transactions, below, and is available on our website at www.progenics.com. Waivers from, and amendments to, the Code that apply to our directors, executive officers or persons performing similar functions will be timely posted in the Investors — Corporate Governance section of our website at www.progenics.com to the extent required by applicable rules of the SEC or the Nasdaq Stock Market LLC.

HOW YOU CAN COMMUNICATE WITH US

We, the Board, value input from shareholders and stakeholders. We believe the best ideas can come from many sources and that regular communication with shareholders, fixed income investors, employees, customers and supply chain members and members of our communities is important to informing our work. We therefore maintain a number of channels to enable dialogue and listening.

Annual meetings can be important opportunities for communications. It is our policy that the members of the Board attend annual meetings of our shareholders. All of the seven members of our Board at the time attended the 2018 Annual Meeting of Shareholders.

In addition, shareholders and stakeholders can write to the Board care of the Corporate Secretary at our corporate headquarters. In general, any shareholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

We maintain a confidential, toll-free hotline which any employee or person outside the company can use to report, anonymously if desired, a concern or suspected violation of our compliance program, the Code and all relevant laws, rules and regulations. Issues that warrant director-level attention will be escalated to the Board.

Our Board members, as recognized leaders in our sector, are also regularly in contact with the constituencies that matter to our success and thus have information pipelines that are not dependent on management.

HOW WE ARE PAID

Director Compensation - 2018. The following table sets forth information regarding the aggregate compensation we paid for 2018 to the members of our Board who are not employed by us or any of our subsidiaries (“non-employee directors”). Mr. Baker did not receive any additional compensation for services provided as a Board member during 2018 and continues to serve as a director without compensation for such services.

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation ($)	Total ($)
Mr. Crowley	$107,000	$345,750	$-	$452,750
Mr. Campbell	68,000	157,159	-	$225,159
Dr. Ferrante	65,000	157,159	-	$222,159
Mr. Kishbauch	80,000	157,159	-	$237,159
Dr. Scheinberg	80,000	157,159	-	$237,159
Ms. Williams	85,000	157,159	-	$242,159

              ____________________

(1)

At December 31, 2018, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Campbell, 85,000; Mr. Crowley, 485,000; Dr. Ferrante, 145,000; Mr. Kishbauch, 160,342; Dr. Scheinberg, 165,000; and Ms. Williams, 165,000. Each non-employee director was granted a fully-vested option with respect to 25,000 shares of our common stock on the date of our 2018 annual meeting (except that the Chair option grant for Mr. Crowley covered 55,000 shares). The grant date fair value of each of these options was $157,159 (or $345,750 in the case of Mr. Crowley’s grant). In each case, the grant date fair values of the options granted to our non-employee directors are determined based on the assumptions described in Note 2 to the Summary Compensation Table for Named Executive Officers (“NEOs”).

For Board and committee service under our director compensation policy, our non-employee directors are entitled to receive:

●

a $45,000 annual retainer for Board service ($75,000 for service as Chair), an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($7,000) or Chair ($22,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($5,000) or Chair ($13,000; currently Mr. Kishbauch); (iv) Science Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg); and (v) Compliance Committee member ($5,000) or Chair ($13,000; currently Mr. Campbell); and

●

a fully-vested option for 25,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board, a one-time option for 40,000 common shares vesting over five years.

Option awards for Board service are granted under 2005 Stock Incentive Plan (the “2005 Plan”) (or any successor plan thereto). These options each have a ten-year term and have an exercise price equal to the closing price of our stock on the grant date.

OUR COMPANY

OUR EXECUTIVE OFFICERS

We set forth below information concerning our executive officers other than Mr. Baker. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. None of our officers have been involved in any legal proceedings during the last ten years that are material to such officer’s ability or integrity. Background information for Mr. Baker is provided above in Our Board Of Directors — Who We Are.

Name	Position with the Company
Asha Das	Chief Medical Officer
Patrick Fabbio	Executive Vice President and Chief Financial Officer
Benedict Osorio	Chief Operating Officer
Bryce Tenbarge	Senior Vice President, Commercial
Vivien Wong	Executive Vice President, Development

Dr. Das, 54, joined us in January 2019 as Chief Medical Officer. Dr. Das most recently served as Tocagen Inc.’s Chief Medical Officer, where she led the development of the company’s cancer-selective gene therapy platform. From April 2008 to April 2015, Dr. Das served at Genentech Inc., a member of the Roche Group, in positions of increasing responsibility, initially as Associate Medical Director and ultimately as Group Medical Director. She was responsible for leading activities related to the approval and launch of Avastin in recurrent glioblastoma, expansion into platinum-resistant ovarian cancer and metastatic cervical cancer as well as clinical activities related to TECENTRIQ®. From 2005 to 2008, Dr. Das served as Associate Medical Director at Eisai Inc., a pharmaceutical company, where she focused on clinical activities related to the oncology therapeutics HALAVEN® and LENVIMA™. Prior to that, Dr. Das was head of the neuro-oncology program at Cedars-Sinai Medical Center.

Dr. Das is certified in neurology by the American Board of Psychiatry and Neurology and in the sub-specialty of neuro-oncology by the United Council for Neurologic Subspecialties and previously served as a clinical fellow in neuro-oncology at Massachusetts General Hospital. Dr. Das completed her residency in neurology at Cornell Medical Center and has held academic appointments at the University of California, Los Angeles; University of California, San Francisco; and National University of Singapore. Dr. Das obtained her medical degree and bachelor’s degree from Cornell University.

Mr. Fabbio, 51, joined us in November 2015 as Senior Vice President and Chief Financial Officer. Prior to joining us, he was Chief Financial Officer of electroCore, a privately-held bioelectric medicine healthcare company, and Vice President, Finance for NPS Pharmaceuticals, Inc., a previously-Nasdaq listed global rare disease company. Mr. Fabbio has more than 20 years of financial leadership experience in both public and private life science and pharmaceutical companies including: Vice President, Finance, Catalent, Inc.; Chief Financial Officer of Ikano Therapeutics Inc.; senior corporate finance, commercial, and transactional roles at Sanofi SA; and Corporate Controller for Biomatrix Inc., a publicly traded biotechnology company that was acquired by Genzyme. He also joined the board of directors of BeyondSpring Inc. on January 1, 2018. He graduated from Pace University with a B.B.A. in Accounting and from the Stern School of Business at New York University with an M.B.A. in Finance. He received his certified public accountant license in New Jersey.

Mr. Osorio, 62, initially joined us in July 2005 until October 2012 and returned in February 2018, and is currently our Chief Operating Officer (“COO”). He has over three decades of experience in pharmaceutical quality control and quality assurance, including service as Vice President, Quality Assurance at Acorda Therapeutics, Vice President, Quality Assurance at Achillion Pharmaceuticals, Inc., Vice President, Quality Operations North America at Valeant Pharmaceuticals International, Inc. (which was acquired by Bausch Health Companies Inc. in September 2010), Global Head of Quality for Braeburn Pharmaceuticals, Inc., Senior Consultant at Complya Consulting, Vice President and Senior Vice President, Quality at Progenics Pharmaceuticals, Director and Senior Director at Forest Laboratories, Inc. (which was acquired by Allergen plc in July 2014), various positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma L.P.), ultimately as Executive Director, Quality Assurance and analytical chemist with Berlex Laboratories, Inc.. He earned both an M.B.A. and an M.S. in chemistry from Seton Hall University and a B.S. in forensic science from John Jay College of Criminal Justice.

Mr. Tenbarge, 46, joined us in August 2016 and currently serves as Senior Vice President, Commercial. Prior to joining us, he was Vice President of Marketing and Commercialization at Celldex Therapeutics, Inc. a publicly-traded biotechnology company. Mr. Tenbarge has more than 15 years of commercial leadership experience with highly specialized products including: Senior Director of Global Oncology Marketing at Teva Pharmaceuticals Industries Ltd. and a variety of roles of increasing responsibility at Bristol-Myers Squibb Company in professional and payer marketing, market research and business intelligence. Mr. Tenbarge started his career as a commodity trader at Archer Daniels Midland in Chicago prior to receiving his M.B.A. from The Ross School of Business at the University of Michigan.

Dr. Wong, 62, joined us in September 2007 and currently serves as Executive Vice President, Development. For three years prior to joining us, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Inc., VivoQuest, Inc., and Regeneron Pharmaceuticals, Inc. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

COMPLIANCE AND CONTROLS/RATIFICATION OF AUDITOR

It is common for companies to focus on their strategies and successes when communicating with shareholders. However, companies’ less-showy compliance and control practices also matter to sustainable operations and profitability. Sometimes, when companies are growing, these functions are focused on too little or too late, but that is not the case at Progenics.

We have developed comprehensive policies and procedures designed to enable us to conduct our business at the highest standards of ethical conduct.

●

We have established and maintain a Compliance Program in accordance with the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, published by the Office of Inspector General, U.S. Department of Health and Human Services.

●	The Compliance Program supports our efforts to ensure we operate in accordance with the Code and the policies and procedures established in support of this Code.

●

The Compliance Program is overseen by our Board-level Compliance Committee. The charter for this committee is publicly available on the Investors — Corporate Governance section of our website at www.progenics.com.

●	We have established a senior management Compliance Committee to ensure implementation and ongoing development of the Compliance Program.

●	We have appointed a Compliance Officer who is charged with day-to-day development, implementation, and monitoring of the Compliance Program.

●	We educate and train all of our employees, including management, on their responsibilities and obligations as per our Compliance Program, the Code, and all applicable laws, rules and regulations. Training is undertaken annually.

●	We maintain a confidential, toll-free compliance hotline to which any employee or person outside of the Company may anonymously report any concern or suspected violation of our Compliance Program, the Code, and all applicable laws, rules and regulations.

●	We maintain confidentiality and non-retaliation policies in the event of a reported violation.

●	Our Compliance Program includes monitoring and auditing to evaluate adherence to all relevant policies and procedures.

●

When we become aware of potential violations of applicable laws, rules, or regulations or company policies or procedures, we are committed to prompt investigation. We document the conduct of all investigations.

●

Where appropriate, we utilize disciplinary action consistent with company policy to address and violations of conduct and to deter future violations. We also work to determine the root cause of the violation and take appropriate corrective action designed to prevent future violations.

Our compliance and controls practices include the retention of an independent registered public accounting firm. Proposal 2 offers you, our shareholders, a right to vote on the ratification of our independent registered public accounting firm.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies and, if no specification is made, will be voted in favor of the seven nominees listed below. All director nominees named below have consented to being named in this Proxy Statement and to serving as directors, if elected. Should a nominee become unable to serve for any reason or for good cause will not serve as a director between the date of this Proxy Statement and the Meeting, the proxies will be voted for an alternative nominee to be determined by the persons named in the WHITE Proxy Card in accordance with their best judgment. The Board has no reason to believe that any nominee will become unable or unwilling to stand as a nominee or serve as a director if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Because the number of nominees does not exceed the number of directors to be elected at the Meeting, the election of directors is not contested pursuant to our By-Laws. In an uncontested election, our By-Laws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware General Corporation Law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the “holdover rule”). In light of the holdover rule and to give appropriate effect to the majority voting standard, each incumbent director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

The majority voting standard described above does not apply, however, in a contested election if, as of 14 days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning the director nominees receiving the most votes, up to the total number of directors to be elected at the Meeting, will be elected. Because the number of nominees does not exceed the number of directors to be elected at the Meeting, the election of directors is not contested pursuant to the By-Laws. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Meeting by a majority of the votes cast. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

Because the election of directors is an uncontested election, each of the director nominees must receive a majority of the votes cast with respect to such nominee (i.e., the number of shares votes “FOR” the director nominee must exceed the number of votes cast “AGAINST” the nominee) to be elected. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our nominees for directors of the Company, all of whom are currently directors, are described above in Our Board Of Directors — Who We Are together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes, and/or skills of each nominee that led the Board, and the Nominating and Corporate Governance Committee and our independent directors, each to determine that he or she should serve as a director. None of the organizations identified above in Our Board Of Directors — Who We Are with which a director has previously been employed or associated is a parent, subsidiary, or affiliate of the Company. None of our nominees for director have been involved in any legal proceedings during the last ten years that are material to such nominee’s ability or integrity.

		Committee Memberships
Name	Director Since	Audit	Nominating & Corporate Governance	Compensation	Science	Compliance
Peter J. Crowley	2009			Δ	●
Mark R. Baker	2009				●
Bradley L. Campbell	2016				●	Δ
Karen J. Ferrante	2014	●			●
Michael D. Kishbauch	2013	●	Δ	●		●
David A. Scheinberg	1996				Δ
Nicole S. Williams	2007	Δ	●

● = Denotes member
Δ = Denotes chair

The Nominating and Corporate Governance Committee evaluated each of the current Board members and the Velan Nominees through consideration of each candidate’s qualifications and suitability, based on the criteria set forth in the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee interviewed each of the Velan Nominees during meetings that took place on April 18, April 19, and April 24, 2019. Based on its deliberations over the course of two telephonic meetings and following interviews with each of the six Velan Nominees, the Nominating and Corporate Governance Committee recommended that the Board nominate Messrs. Crowley, Baker, Campbell and Kishbauch, Drs. Ferrante and Scheinberg and Ms. Williams as candidates for election to the Board at the Meeting. The Board met, discussed and approved the Nominating and Corporate Governance Committee’s recommendations. The recommendation of the Board is based on its carefully considered judgment that the experience, record, independence and qualifications of the Board’s director nominees make them the best candidates to serve on the Board.

We believe that each of the director nominees possesses (i) an ability, as demonstrated by recognized success in his or her field and prior contributions to the Board, to make meaningful contributions to the Board’s oversight of the Company’s business and affairs, (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities and (iii) independence.

VOTING

Your Board deems the election of the seven nominees listed above as directors to be in the Company’s and shareholders’ best interests and unanimously recommends a vote “FOR” each of the nominees named above using the enclosed WHITE Proxy Card. If you grant your proxy by signing and returning the WHITE Proxy Card, your proxy will be voted “FOR” each of the nominees named above unless you specify otherwise in the WHITE Proxy Card.

Your Board urges you not to sign or return any proxy card or voting instruction form that may be sent to you by or on behalf of Velan.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for 2019. EY has served in this capacity since its appointment as our independent auditors in 2012.

A representative of EY is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of EY as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by Current and Former Accounting Firms

The following table discloses the fees that EY billed or is expected to bill for professional services rendered to us for 2018 and 2017. There were no audit-related fees billed or expected to be billed during 2018 and 2017.

	2018	2017
Audit Fees (1)	$827,876	$789,003
Tax Fees (2)	$16,000	$-
All Other Fees (3)	$1,595	$2,172

 ___________

(1)

In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002, and reviews of quarterly interim financial statements ($717,876 in 2018 and $689,003 in 2017) and (ii) the filing of a replacement shelf registration statement on Form S-3 with the SEC and issuance of comfort letters for at-the-market transactions ($110,000 in 2018 and $100,000 in 2017).

(2)	In connection with tax consultation services for a U.S. Internal Revenue Code (the “IRC”) Section 382 analysis ($16,000 for 2018).
(3)	For proprietary internet-based services ($1,595 in 2018 and $2,172 in 2017).

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm’s independence. During the first quarter of each year, the Audit Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees. The Audit Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Audit Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Audit Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee approved all services described above during 2018 and 2017.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of EY as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems the ratification of the selection of EY to be in the Company’s and shareholders’ best interests and unanimously recommends a vote FOR Proposal 2 using the enclosed WHITE Proxy Card.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, which was put in place by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, our shareholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of the following individuals: Mark R. Baker, our CEO, Patrick Fabbio, our Chief Financial Officer (“CFO”), Benedict Osorio, our COO, Bryce Tenbarge, our Senior Vice President, Commercial, and Vivien Wong, our Executive Vice President, Development. These individuals are referred to as Named Executive Officers (“NEOs”). Biographical, compensation, and other information concerning the NEOs appears in Our Company — Our Executive Officers, above.

As described in detail under Executive Compensation — Compensation Discussion and Analysis (“CD&A”), our senior executive compensation program is designed to retain and incentivize high quality executives whose efforts are key to our long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives, and processes as well as information about 2018 compensation of our NEOs.

The Compensation Committee of our Board establishes and reviews NEO compensation to help ensure it achieves the desired goal of aligning executive compensation with our shareholders’ interests and current market practices.

In this proposal, we ask shareholders to give advisory approval of the compensation of our NEOs. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We recommend that shareholders cast a non-binding advisory vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board. Nevertheless, the Compensation Committee and the Board value the opinions of shareholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

Our current policy is to provide shareholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2020 annual meeting of shareholders (the “2020 Annual Meeting”).

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems approval of this advisory resolution to be in the Company’s and shareholders’ best interests and unanimously recommends a vote FOR Proposal 3 using the enclosed WHITE Proxy Card.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

We are an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer. Our pipeline includes therapeutic agents designed to precisely target cancer (1095 and PSMA TTC), as well as a prostate-specific membrane antigen (“PSMA”) targeted imaging agent for prostate cancer (PyLTM). We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. This CD&A outlines, among other things, our compensation philosophy, objectives and processes as they relate to our NEOs in 2018: Mark R. Baker, our CEO; Patrick Fabbio, our CFO; Benedict Osorio, our COO; Bryce Tenbarge, our Senior Vice President, Commercial; and Vivien Wong, our Executive Vice President, Development.

Compensation Summary. As a development stage pharmaceutical company, our time-line for performance achievement is very long and depends strongly on our progress against development and commercialization goals, while managing expenses and retaining top talent. Furthermore, our stock price is a meaningful measure of our progress against these goals. As such, our executive compensation program is designed around these factors. Our program combines base salary with an annual bonus opportunity and long-term equity incentives, primarily in the form of stock options. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry and other factors as discussed below, while providing meaningful long-term equity opportunities for our executives.

Pay Element	Description	2018 Outcome
Base Salary	Fixed Annual Cash Compensation	3% annual salary increase for the CEO and other NEOs, with the exception of recently hired or newly promoted executives.
Annual Incentive	Variable Annual Cash Compensation Company Performance:	CEO’s 2018 Payout: 91% of target Other NEO 2018 Payouts: 97.0% to 99.5% of target
● 100% Weighting for CEO / 75% Weighting for other NEOs
● Includes two pipeline goals, one commercialization goal, and one financial goal
Individual Performance
● 0% weighting for CEO / 25% Weighting for other NEOs
Long-Term Incentive	Variable Long-Term Equity Compensation 100% Stock Options	NEOs’ 2018 stock option grant date fair value set 32.4% lower than their 2017 awards
● Vest Ratably Annually over 3 Years

Performance Overview. We made significant progress in achieving strategic objectives and program development in 2018. During 2018, RELISTOR® annual net sales totaled $99.4 million (as reported by our partner, Bausch Health Companies Inc. (“Bausch”, which is the predecessor of Valeant Pharmaceuticals International, Inc.)).

In December 2018, we entered into an exclusive license agreement with Curium, the largest global nuclear medicine company formed through the union of Mallinckrodt and IBA Molecular, to develop, manufacture and commercialize PyL in Europe. Under the terms of the collaboration, Curium will be responsible for the development, regulatory approvals and commercialization of PyL in Europe while we are entitled to royalties on net sales. We understand from Curium that Curium plans to meet with European regulators in 2019 to agree upon the regulatory path forward for PyL in the territory.

In December 2018, we announced the first patient was dosed in the Phase 3 CONDOR trial evaluating the diagnostic performance and clinical impact of PyL, the Company’s PSMA-targeted small molecule PET/CT imaging agent designed to visualize prostate cancer. The Phase 3 CONDOR trial is a multi-center, open label trial that will enroll approximately 200 male patients with biochemical recurrence of prostate cancer in 14 sites in the United States and Canada. The Company expects to complete enrollment in the fourth quarter of 2019 and report data in early 2020.

On September 12, 2018, we announced top line data from our Phase 3 study of 1404, our PSMA-targeted small molecule SPECT/CT imaging agent that is designed to visualize prostate cancer. After review of the results of its Phase 3 study of 1404 and an assessment of the PSMA-targeted imaging agent commercial landscape, we decided to focus our efforts on PyL, a PSMA-targeted PET/CT imaging agent, and not further invest in 1404.

On July 30, 2018, the U.S. Food and Drug Administration (“FDA”) approved the New Drug Application (“NDA”) for AZEDRA (iobenguane I 131) 555 MBq/mL injection for intravenous use. AZEDRA, which is a registered trademark, is a radiotherapeutic that is indicated for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy. AZEDRA is the first and only FDA-approved therapy for this indication. AZEDRA’s approved U.S. label and full U.S. prescribing information is available at www.AZEDRA.com.

At the same time, we continued our focus on cost control and maintaining a sustainable cash burn rate and strong balance sheet.

We believe our program strongly links executive compensation with our performance. We have adopted a formal annual incentive plan based on metrics established by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other key employees. As part of that process, we establish annual goals and objectives for the Company, and, as discussed below, determine bonuses based on how well we performed against these goals and objectives as determined by the Compensation Committee. For NEOs other than Mr. Baker, the annual bonus is also based on the Compensation Committee’s assessment of the executive’s individual performance during the year. We believe the annual bonus plan helps contribute to our growth and the creation of value for our shareholders.

A significant percentage of our NEOs’ compensation is provided in the form of stock options that we believe further align their interests with those of our shareholders. The options we grant to our NEOs have an exercise price equal to the closing price of our common stock on the date of grant and will therefore have value only if our stock price increases. The options vest over a multi-year period to provide an additional retention incentive for our executives.

Elements of Compensation. We utilize a compensation structure that primarily includes base salary, an annual bonus opportunity and long-term incentives. These elements are designed to reward (i) core competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term in a sustainable manner by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. In setting levels of base salary for our executives, the Compensation Committee generally takes into account the individual’s role and responsibilities, experience, expertise, individual performance and tenure. The Compensation Committee’s view is that the NEO’s base salaries should generally be set around the median level for the executive’s position relative to the peer data provided by the Compensation Committee’s consultant.

The Compensation Committee approved the following base salary levels for the NEOs for 2018, in each case representing an increase of 3.0% over the executive’s 2017 base salary, except that Mr. Tenbarge received an increase of 13% in light of his promotion to Senior Vice President, Commercial in March 2018: Mr. Baker $632,755; Mr. Fabbio $386,550; Mr. Tenbarge $380,000; and Dr. Wong $419,683. Mr. Osorio was rehired in February 2018 and his starting base salary was set at $355,000. The Compensation Committee determined in its judgment that each of these 2018 salary levels was appropriate, taking into account the peer company data provided by Frederic W. Cook & Co. (“FW Cook”) and in light of the executive’s tenure in his or her position and the other factors noted above.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives for the annual bonus plan that are tied to strategic plans for the coming year. For 2018, the Compensation Committee established two corporate strategic and research and development goals, one commercial goal, and one financial goal to measure the Company’s performance during the year. The table below reflects the weightings for each goal and the achievement scores awarded by the Compensation Committee at the end of the fiscal year in determining the NEOs’ annual cash bonuses:

		Compensation
		Committee	Score
Performance Metric	Weight	Assessment	Awarded
Maximize value of AZEDRA	35%	80% (partially met)	28%
Increase value of pipeline	25%	100%	25%
Business development adds to the Company's pipeline	25%	75% (partially met)	19%
Finance manages expenses and financing	15%	125% (exceeded)	19%
Total	100%		91%

The Compensation Committee’s assessment for each goal was as follows:

●

Maximize value of AZEDRA (80% of target): AZEDRA was approved in July 2018. Although there were no sales of AZEDRA in 2018, the Compensation Committee determined the Company partially met the goal due to the build out of commercialization infrastructure, qualification of Centers of Excellence where AZEDRA will be administered, and establishment of pricing and reimbursement coding, and inclusion of AZEDRA in treatment guidelines. The Company also acquired the AZEDRA launch manufacturing facility in Somerset, New Jersey, which gives the Company more control of the AZEDRA manufacturing and distribution process. Additionally, the Company identified a lifecycle management development pathway to pursue multiple additional indications for AZEDRA.

●

Increase value of pipeline (100% of target): The Compensation Committee determined that, while our 1404 Phase 3 study did not meet one of the two primary endpoints, the Company did achieve a number of other objectives to help increase the value of its pipeline. Accomplishments include completing enrollment in Phase 2/3 of our PyL study, advancing Phase 3 of the Company’s CONDOR study, completing regulatory filings in order to take steps toward advancing 1095 to a Phase 2 study, and advancing the planning for a RELISTOR proof of concept study in oncology.

●

Business development adds to the Company’s pipeline (75% of target): Although the Company did not complete a product or company acquisition during 2018, the Compensation Committee determined that the Company partially met this goal due to the completion of an out-license with Curium to commercialize PyL in Europe.

●	Finance manages expenses and financing (125% of target): The Compensation Committee established a goal for the Company to end 2018 with at least $83 million of cash and to meet its operating expense target as per the Board approved budget of $64 million. The Company exceeded its cash target as it ended 2018 with $138 million in cash, and substantially met its operating expense target for the year with $65 million of operating expenses excluding a non-cash impairment charge.

Target bonus amounts were established for each executive based on a percentage of the executive’s base salary and are generally set at levels the Compensation Committee believes to be competitive. For 2018, Mr. Baker’s bonus target was 50% of his base salary, and his bonus opportunity was based entirely on achievement of the corporate goals listed above. The target bonus amounts for the other NEOs were set by the Compensation Committee in its judgment, taking into account Mr. Baker’s recommendations, and are presented in a table below. For each NEO other than Mr. Baker, the target bonus amount was 35% of the executive’s base salary and the bonus opportunity was allocated 75% and 25% to the achievement of corporate goals and the NEO’s individual performance, respectively. For Mr. Osorio, the bonus amount was prorated from his 2018 start date. In each case, the Compensation Committee caps the achievement percentage for each goal at 150% of target, which effectively caps annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. Bonuses are generally paid in the first quarter of the following year.

The actual bonus amounts for the NEOs are determined by the Compensation Committee based on its assessment of achievement of the corporate goals identified above and, for each NEO other than Mr. Baker, the individual NEO’s performance during the year (taking into account the recommendations of Mr. Baker with respect to the individual performance of the NEOs other than himself). In each case, the NEO’s bonus is capped at 150% of the NEO’s target bonus amount. As noted above, the Compensation Committee approved an achievement percentage of 91% for the corporate goals. Consistent with its decision over the last few years, the Compensation Committee did not establish individual goals for the NEOs. Instead, Mr. Baker reviewed with the Compensation Committee the individual performance of each NEO and the NEO’s role in achieving the corporate goals. The Compensation Committee determined in reviewing the performance of the management team it would be appropriate to award each NEO an individual performance factor between 115% and 125% as specified below.

In assessing the 2018 individual performance of each of our NEOs, the Compensation Committee noted in particular:

●

Mr. Fabbio led the successful completion in August 2018 of an underwritten public offering of the Company’s common stock, which resulted in gross proceeds of approximately $75 million. Mr. Fabbio also spearheaded the acquisition of a manufacturing site and managed operations within the Company’s budget.

●

Mr. Osorio played a key role in the Company’s responding to the FDA’s information requests related to the AZEDRA filing and obtaining the approval of AZEDRA. Additionally, Mr. Osorio built out the Company’s quality department for the manufacturing and launch of AZEDRA.

●	Mr. Tenbarge built the commercialization team that organized and led the launch of AZEDRA.

●	Dr. Wong led the initiative for the approval of AZEDRA and advanced pipeline initiatives for products such as PyL.

For the individual NEOs, the Compensation Committee awarded annual incentive bonus payments as follows:

NEO	2018 Salary	2018 Bonus Target as % of Salary	2018 Bonus Target	Corporate Weighting x Corporate Score			Individual Weighting x Individual Score			% of Bonus Target Awarded	2018 Bonus Awarded
Mark R. Baker	$632,755	50%	$316,377	100%	x	91%	0%	x	N/A	91.0%	$287,904
Patrick Fabbio	$386,550	35%	$135,293	75%	x	91%	25%	x	125%	99.5%	$134,616
Benedict Osorio (1)	$355,000	35%	$124,250	75%	x	91%	25%	x	125%	99.5%	$106,321
Bryce Tenbarge	$380,000	35%	$133,000	75%	x	91%	25%	x	125%	99.5%	$132,335
Vivien Wong	$419,683	35%	$146,889	75%	x	91%	25%	x	115%	97.0%	$142,482

(1) Mr. Osorio's Bonus amount was prorated to reflect the period of his employment during 2018.

The Compensation Committee may also award discretionary bonuses from time to time as it deems appropriate. In January 2018, the Compensation Committee approved a bonus of $80,000 for Mr. Osorio in connection with his rejoining the Company. Mr. Osorio is obligated to repay his bonus to the Company in case of his voluntary termination of employment within one year of his start date.

Long-Term Incentives. For 2018, as we have done in prior years, we granted long-term incentives to the NEOs in the form of stock options under the 2005 Plan. As a development-stage life science company, we believe stock options provide a strong link to performance as our stock price is closely tied to our performance against research and development goals and is less easily influenced by outside market conditions than for other sectors. The exercise prices of these options were set at the closing price of our common stock on the grant date, so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our shareholders. The options vest generally in equal annual installments over three years from the date of grant subject to the executive’s continued employment through the vesting date, although the Compensation Committee may establish different vesting requirements as it deems appropriate for a particular award (for example, in connection with a new-hire or promotion grant). The Compensation Committee believes that stock options provide appropriate incentives for executives both to increase value on a long-term basis for our shareholders and to continue in service with us.

When determining the grant levels of long-term incentive awards to our NEOs, the Compensation Committee compares (i) the value of the grant with the value of comparable grants made to executive officers in our peer group as discussed above; (ii) the number of shares granted by position as a percentage of our total common shares outstanding, compared with the applicable percentages of comparable grants made to executives in our peer group; and (iii) the executive’s overall equity incentive opportunity, compared with the applicable overall equity incentive for executives in our peer group. The Compensation Committee believes these comparisons provide a meaningful context for assessing the competitive level of our equity grants and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent. As noted above, the Compensation Committee determines the levels of equity grants and other compensation in its judgment, uses the peer group information as background reference only and does not benchmark equity awards at any particular level relative to the peer group.

In March 2018, the Compensation Committee approved grants of stock options to each of the NEOs.  Although the number of shares subject to the grant made to each NEO (other than Mr. Osorio) in 2018 was slightly higher than the grant level awarded to the NEO in 2017, the value of each NEO’s 2018 option (based on the grant date fair value of the option as determined for accounting purposes) was approximately 32.4% lower than the value of the NEO’s 2017 option as reflected in the table below.

NEO	2018 Stock Options Granted #	2017 Stock Options Granted #	2018 Stock Options Grant Date Fair Value ($)	2017 Stock Options Grant Date Fair Value ($)	Year over Year Changes in Grant Date Fair Value (%)
Mr. Baker	201,250	175,000	$928,058	$1,373,141	(32.4%	)
Mr. Fabbio	94,875	82,500	$437,513	$647,338	(32.4%	)
Mr. Osorio	100,000	N/A	$461,147	N/A	N/A
Mr. Tenbarge	75,900	66,000	$350,011	$517,870	(32.4%	)
Dr. Wong	94,875	82,500	$437,513	$647,338	(32.4%	)

As Mr. Osorio had rejoined the Company in February 2018, the Compensation Committee approved a new grant to him of 100,000 options that will vest over a five-year period. More information on the options granted to our NEOs during 2018 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2018 and Outstanding Equity Awards at Fiscal Year-End tables, below.

We generally grant annual equity awards near the beginning of the year (typically in March) to coincide with other compensation decisions. We may also grant awards to newly-hired employees or at other times during the year as deemed appropriate by the Compensation Committee.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of participation in, and partial matching contributions by us to, our 401(k) retirement plan and access to medical, dental, and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This approach is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2018 for each NEO is presented in the Summary Compensation Table, below.

Severance Benefits; No Tax Gross-Ups. We do not have employment or other severance agreements with any of our NEOs, although we do provide accelerated vesting of equity awards if an NEO is terminated by the Company without cause in connection with a change in control. We do not provide any of our executives with reimbursements or “gross-up” payments for any taxes incurred pursuant to Section 280G of the IRC or otherwise.

Compensation and Risk. We do not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on us. As described above, the Compensation Committee establishes multiple performance goals for the annual incentive plan and believes that this structure mitigates the risk associated with overemphasis on a particular performance metric. In its assessment of the achievement of these annual performance goals, the Compensation Committee caps the annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. A significant portion of our NEOs’ compensation is in the form of equity-based awards that are intended to further align the interests of our executives with those of our shareholders and provide additional incentives to focus on the long-term success of our company.

Tax Considerations. Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Executive Compensation Philosophy and Process

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

●	Attract and retain executives critical to our overall success.

●	Reward executives for contributions to achieving strategic goals that enhance shareholder value.

●	Foster and maintain a company culture of ownership, creativity and innovation.

●	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

The process the Compensation Committee followed in assessing the NEOs’ and the Company’s performance for 2018 began, as has been the Compensation Committee’s practice in the past, with meetings in early 2018 that were principally focused on approving bonuses relating to 2017 performance and establishing 2018 salary, target bonus and equity grant levels. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Compensation Committee written materials regarding the performance of the NEOs and other officers, his views regarding the performance of the Company, and his assessment of his own performance. Mr. Baker neither participated in nor was present for decisions regarding his own compensation.

To assist in its deliberations regarding executive compensation for 2018, the Compensation Committee directly engaged FW Cook as its compensation consultant. FW Cook does not undertake any work for us other than its services for the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with us or any of our executive officers or directors. In carrying out its work for the Compensation Committee, FW Cook interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Compensation Committee in order to confirm alignment with our business strategy and obtain data or information necessary for its work.

FW Cook reviewed and discussed with the Compensation Committee competitive market compensation data for consideration when determining different levels and mix of compensation for 2018. The Compensation Committee reviewed publicly available compensation information of executive officers of a peer group of companies within the biotechnology industry, selected by the Compensation Committee with FW Cook’s assistance, that were similar to the Company in size, business model and state of development. In selecting the peer group, we typically focus on companies with one-year average market capitalization of 0.2 to 5 times our one-year average market capitalization, total employees of 0.5 to 2 times our total employees and three-year average revenues of 0.4 to 2.5 times our three-year average revenue. We use averages for revenues and market capitalization because of the high volatility of these metrics at early-stage life sciences companies. We may also make exceptions to these parameters in certain cases as the Compensation Committee determines appropriate.

For 2018, the peer group companies consisted of the following companies:

Agenus Inc.	MacroGenics, Inc.
Array Biopharma Inc.	OncoMed Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
BioDelivery Sciences International, Inc.	Sucampo Pharmaceuticals, Inc.
CTI BioPharma Corp.	Vanda Pharmaceuticals, Inc.
Curis, Inc.	Xencor, Inc.
GTx Inc.	XOMA Corporation
Immunomedics Inc.

The peer company compensation data provided by FW Cook is used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” our executive compensation levels). The peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions as noted below.

In addition to Mr. Baker’s recommendations regarding the other NEOs and its review of market data, the Compensation Committee considered various other factors in setting the NEOs’ 2018 target compensation opportunities such as the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. The Compensation Committee does not assign any particular weighting to any factor and has discretion to consider whatever factors it may deem relevant to a particular decision. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

Shareholder Advisory Vote on Executive Compensation

We provide our shareholders with the opportunity to cast an annual advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our annual meeting of shareholders held in June 2018, approximately 98.3% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these strong results affirm shareholders’ support of our approach to our executive compensation program. In general, the Compensation Committee did not change its approach in 2018 and believes the program in place reflects the goals of our program and best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the NEOs.

Summary Compensation Table – 2016 – 2018

The table and footnotes below describe the total compensation paid to our NEOs for the years 2018, 2017, and 2016 as identified in the table below. As reflected in the table and discussed above in the Compensation Discussion and Analysis, we compensate these executive officers primarily with a combination of cash and stock options, the latter of which is presented in this table in dollar values (see note 1 and the equity compensation tables that follow). We did not issue any other types of equity awards (such as restricted stock or stock unit awards) in 2018.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Mark R. Baker	2018	$632,755	$-	$928,058	$287,904	$18,693	$1,867,410
Chief Executive Officer	2017	$614,325	$-	$1,373,141	$307,163	$18,507	$2,313,136
	2016	$593,551	$53,224	$556,774	$296,776	$19,093	$1,519,418

Patrick Fabbio (4)	2018	$386,550	$-	$437,513	$134,616	$15,472	$974,151
Executive Vice President and	2017	$375,291	$-	$647,338	$131,352	$15,185	$1,169,166
Chief Financial Officer	2016	$362,600	$-	$262,479	$134,842	$11,629	$771,550

Benedict Osorio (5)	2018	$305,391	$80,000	$461,147	$106,321	$14,555	$967,414
Chief Operating Officer

Bryce Tenbarge	2018	$374,972	$-	$350,011	$132,335	$11,746	$869,063
Senior Vice President, Commercial	2017	$336,375	$-	$517,870	$109,339	$11,436	$975,020
	2016	$118,333	$-	$346,852	$52,821	$691	$518,697

Vivien Wong	2018	$419,683	$-	$437,513	$142,482	$18,045	$1,017,723
Executive Vice President,	2017	$407,459	$-	$647,338	$151,524	$17,971	$1,224,292
Development	2016	$390,152	$-	$262,479	$146,400	$18,578	$817,609

(1)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses awarded under our annual incentive plan, while the amounts in the “Bonus” column represent discretionary bonuses awarded to certain NEOs during the applicable fiscal year. Each of the NEOs’ 2018 bonuses is described in the Compensation Discussion and Analysis above.

(2)

The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (For 2018 grants, see Note 11 – Stock-Based Compensation, in our 2018 Annual Report, filed with the SEC on March 15, 2019). Additional information on the 2018 awards is included in the Grants of Plan-Based Awards for 2018 and Outstanding Equity Awards at 2018 Fiscal Year-End tables, below.

(3)

The amounts reported in this column for 2018 for each NEO include our matching contribution under our 401(k) Plan in the amount of $12,250 for Mr. Baker, $12,250 for Mr. Fabbio, $8,875 for Mr. Osorio, $9,250 for Mr. Tenbarge, and $11,450 for Dr. Wong. This column also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($6,443), Mr. Fabbio ($3,222), Mr. Osorio ($5,680), Mr. Tenbarge ($2,496), and Dr. Wong ($6,595).

(4)	Mr. Fabbio was promoted from Senior Vice President to Executive Vice President on March 1, 2019.

(5)	Mr. Osorio joined us as Senior Vice President, Quality in February 2018 and was promoted to COO on March 1, 2019.

Employment Letters

In connection with his appointment as Senior Vice President and CFO in November 2015, we entered into an offer letter with Mr. Fabbio. The letter provides for a starting annual base salary of $350,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. Mr. Fabbio was promoted to Executive Vice President and CFO on March 1, 2019. The Compensation Committee increased Mr. Fabbio’s base salary most recently to $427,012 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

In connection with his appointment as Vice President, Commercial in August 2016, we entered into an offer letter with Mr. Tenbarge. The letter provides for a starting annual base salary of $325,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 30% of base salary. Mr. Tenbarge was promoted to Senior Vice President, Commercial on March 1, 2018. The Compensation Committee increased Mr. Tenbarge’s base salary most recently to $395,200 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

In connection with his appointment as Senior Vice President, Quality in February 2018, we entered into an offer letter with Mr. Osorio. The letter provides for a starting annual base salary of $355,000, sign on bonus of $80,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. Mr. Osorio was promoted to COO on March 1, 2019. The Compensation Committee approved Mr. Osorio’s promotion to COO and increased his base salary most recently to $394,200 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of incentive compensation awards we made to our NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Securities Underlying	Option Awards	Option
Name	Grant Date	($)	($)	($)	Options (#)(2)	($/Share)	Awards(3)
Mr. Baker	3/1/2018				201,250	$6.62	$928,058
	N/A	-	$316,377	$474,566
Mr. Fabbio	3/1/2018				94,875	$6.62	$437,513
	N/A	-	$135,293	$202,939
Mr. Osorio	3/1/2018				100,000	$6.62	$461,147
	N/A	-	$124,250	$186,375
Mr. Tenbarge	3/1/2018				75,900	$6.62	$350,011
	N/A	-	$133,000	$199,500
Dr. Wong	3/1/2018				94,875	$6.62	$437,513
	N/A	-	$146,889	$220,334

(1)

These columns reflect opportunities to receive a bonus under our annual incentive plan for 2018. The terms of the plan are described in the Annual Bonus discussion under Compensation Discussion and Analysis, above.

(2)

These option grants vest in equal annual installments over the three-year period beginning March 1, 2018 (except that Mr. Osorio’s grant vests over five years). In each case, vesting is contingent on the executive’s continued employment through the vesting date.

(3)	These amounts reflect the aggregate grant date fair value of the award determined based on the assumptions described in note 1 to the Summary Compensation Table above.

Each of the stock option awards reported in the table above was granted under our 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Compensation Committee may provide for the treatment of outstanding awards upon the transaction, including acceleration of vesting, elimination, or modification of performance or other conditions, extension of time to exercise or realize gain, acceleration of payment or cash settlement. The Compensation Committee has determined that all outstanding stock incentive awards held by a Company employee will vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Plan and our form of stock incentive award agreement).

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2018. None of our NEOs held any unvested restricted stock or stock unit awards at December 31, 2018.

	Option Awards

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Mr. Baker	-	201,250	(1)	-	$6.62	3/1/2028
	58,333	116,667	(2)	-	$11.32	3/1/2027
	116,666	58,334	(3)	-	$4.52	3/1/2026
	132,000	-		-	$6.65	3/2/2025
	132,000	-		-	$4.70	3/3/2024
	120,000	-		-	$5.03	4/3/2023
	66,666	-		-	$9.81	3/1/2022
	62,500	-		-	$7.40	7/1/2021
	46,875	-		-	$7.40	7/1/2021
	200,000	-		-	$7.66	6/8/2021
	125,000	-		-	$5.35	7/1/2020
	150,000	-		-	$5.35	7/1/2020

Mr. Fabbio	-	94,875	(1)	-	$6.62	3/1/2028
	27,500	55,000	(2)	-	$11.32	3/1/2027
	55,000	27,500	(3)	-	$4.52	3/1/2026
	75,000	50,000	(4)	-	$6.77	12/1/2025

Mr. Osorio	-	100,000	(6)	-	$6.62	3/1/2028

Mr. Tenbarge	-	75,900	(1)	-	$6.62	3/1/2028
	22,000	44,000	(2)	-	$11.32	3/1/2027
	30,000	45,000	(5)	-	$6.77	10/3/2026

Dr. Wong	-	94,875	(1)	-	$6.62	3/1/2028
	27,500	55,000	(2)	-	$11.32	3/1/2027
	55,000	27,500	(3)	-	$4.52	3/1/2026
	66,000	-		-	$6.65	3/2/2025
	52,800	-		-	$4.70	3/3/2024
	75,000	-		-	$4.70	3/3/2024
	48,000	-		-	$5.03	4/4/2023
	40,000	-		-	$9.81	3/1/2022
	60,000	-		-	$7.40	7/1/2021
	25,000	-		-	$4.83	11/1/2020
	6,000	-		-	$5.35	7/1/2020
	3,375	-		-	$5.33	7/1/2019

____________

__________________

(1)      These options vest in three annual installments measured from March 1, 2018.

(2)      These options vest in three annual installments measured from March 1, 2017.

(3)      These options vest in three annual installments measured from March 1, 2016.

(4)      These options vest in five annual installments measured from December 1, 2015.

(5)      These options vest in five annual installments measured from October 3, 2016.

(6)      These options vest in five annual installments measured from March 1, 2018.

Option Exercises and Stock Vested in 2018

None of our NEOs exercised any stock options or held any restricted stock or other stock awards during 2018.

Potential Payments upon Termination or Change in Control

We have no employment or other agreements with any of our NEOs that provide for severance benefits. As a result, the only benefits which the NEOs who are currently employed by us would be entitled to receive upon termination of employment or a change in control of the Company would be accelerated vesting of their equity awards if the executive is terminated by the Company without cause during the one-year period following a change in control, as provided in the applicable award agreements. As of December 31, 2018, the exercise price of each executive’s then-outstanding and unvested stock options was greater than the closing price on that date of $4.20.

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Director Compensation - 2018

For discussion of our director compensation during 2018, see Our Board of Directors — How We Are Paid above.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2018.

	Number of shares to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column) (2)
Equity compensation plans approved by stockholders	6,264,288	$6.79	7,742,519
Equity compensation plans not approved by stockholders	-	-	-
Total	6,264,288	$6.79	7,742,519

_____________

(1)

Of these shares, 6,208,288 were subject to options granted under the 2005 Plan and 56,000 were subject to options granted under the 2018 Performance Incentive Plan (the “2018 Plan”). No awards other than stock options were outstanding under any of our plans.

(2)

All of these shares were available for award grant purposes under the 2018 Plan. Subject to certain express limits of the 2018 Plan, shares available under the 2018 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock awards, restricted stock and restricted stock units. No new awards will be granted under the 2005 Plan.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the SEC pursuant to the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of Mr. Baker, our CEO, relative to the median annual total compensation of all of our employees (excluding our CEO).

Based on SEC rules for this disclosure and the methodology described below, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 11 to 1.

Employee Population. We selected December 31, 2018, which is a date within the last three months of fiscal 2018, as the date we would use to identify our median employee. As of December 31, 2018, our global employee population consisted of 79 full-time employees at Progenics and its consolidated subsidiaries. This includes 67 U.S. employees.

Methodology. In determining the median employee, a list of all employees, exclusive of our CEO, Mr. Baker, was prepared based on all active employees included in our payroll records as of December 31, 2018. We used base compensation as the measure to identify the median employee from this list. Salaries and wages were annualized for those employees who were employed by us on December 31, 2018 but were not employed for the full year of 2018.

Pay-Ratio Calculation. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baker in the Summary Compensation Table above.

Annual total compensation of Mr. Baker , CEO	$1,867,410
Annual total compensation of the median employee	177,233
Ratio of CEO to median employee compensation	11 : 1

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 30, 2019, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. and affiliates (3) 55 East 52nd Street New York, NY 10055	13,530,763	16.00%

Altiva Management Inc. and affiliates (4) 1055b Powers Place Alpharetta, GA 30009	7,679,578	9.08%

Armistice Capital, LLC and affiliates (5) 510 Madison Avenue, 7th Floor New York, NY 10022	5,700,000	6.74%

State Street Corporation and affiliates (6) One Lincoln Street Boston MA 02111	5,151,528	6.09%

Point72 Asset Management, L.P. and affiliates (7) 72 Cummings Point Road Stamford, CT 06902	4,775,000	5.65%

Eagle Asst Management (8) 880 Carillon Parkway St. Petersburg, FL 33716	4,495,365	5.32%

Mark R. Baker (9)	1,554,930	1.84%

Bradley L. Campbell (10)	69,000	*

Peter J. Crowley (11)	460,000	*

Karen J. Ferrante (12)	145,000	*

Michael D. Kishbauch (13)	160,342	*

David A. Scheinberg (14)	211,182	*

Nicole S. Williams (15)	170,000	*

Patrick Fabbio (16)	244,125	*

Benedict Osorio (17)	41,202	*

Bryce Tenbarge(18)	99,300	*

Vivien Wong (19)	549,421	*

All directors and executive officers as a group (20)	3,704,502	4.21%

____________

* Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is in care of the Company.

(2)

With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each shareholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes shares issuable pursuant to stock options held by the shareholder that are currently exercisable (i.e., within 60 days of April 30, 2019). Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other shareholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the shareholder in the Schedule 13G or Schedule 13D filing described in the related note by (ii) the aggregate number of our common shares outstanding on April 30, 2019, and differs from the Percent of Class reported in the shareholder’s Schedule 13G or Schedule 13D; it assumes that the shareholder continued to own the number shares reported in its Schedule 13G or Schedule 13D on April 30, 2019.

(3)

Based on a Schedule 13G (Amendment No. 6) filed on January 31, 2019, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported. According to the Schedule 13G, BlackRock, Inc., in its capacity as a parent-holding company of the foregoing BlackRock funds, has sole voting power over 13,069,292 shares of our common stock and sole dispositive power over 13,530,763 shares of our common stock.

(4)

Based on a Schedule 13D (Amendment No. 1) filed on May 1, 2019, Altiva Management Inc., Velan Capital, L.P., Balaji Venkataraman, Dr. Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian acquired the securities reported. According to the Schedule 13D, Velan Capital, L.P., Altiva Management Inc., as general partner of Velan Capital, L.P., and Balaji Venkataraman, as the sole shareholder of Altiva Management Inc., have sole voting and dispositive power over 6,030,000 shares of our common stock, Dr. Virinder Nohria has sole voting and dispositive power over 110,000 shares of our common stock, and LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian have sole voting and dispositive power over 1,539,578 shares of our common stock.

(5)

Based on a Schedule 13G (Amendment No. 1) filed on February 14, 2019, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd acquired the securities reported. According to the Schedule 13G, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd share voting and dispositive power over the 5,700,000 shares of our common stock.

(6)

Based on a Schedule 13G filed on February 14, 2019, SSGA Funds Management, Inc., State Street Global Advisors Limited (UK) and State Street Global Advisors Trust Company acquired the securities reported. According to the Schedule 13G, State Street Corporation, in its capacity as a parent-holding company of the foregoing State Street funds, shares voting power over 4,872,495 shares of our common stock and shares dispositive power over the 5,151,528 shares of our common stock.

(7)

Based on a Schedule 13G filed on January 2, 2019, Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and Steven A. Cohen acquired the securities reported. According to the Schedule 13G, Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. share voting and dispositive power over the 4,775,000 shares of our common stock, Cubist Systematic Strategies, LLC shares voting and dispositive power over 6,895 shares of our common stock, and Steven A. Cohen shares voting and dispositive power over 4,781,895 shares of our common stock.

(8)

Based on a Schedule 13G (Amendment No. 3) filed on January 16, 2019, Eagle Asset Management, Inc. acquired the securities reported. According to the Schedule 13G, Eagle Asset Management, Inc. has sole voting and dispositive power over the 4,495,365 shares of our common stock.

(9)	Includes 161,140 shares outstanding and 1,393,790 issuable upon exercise of currently exercisable options.

(10)	Consists of 69,000 shares issuable upon exercise of currently exercisable options.

(11)	Consists of 460,000 shares issuable upon exercise of currently exercisable options.

(12)	Consists of 145,000 shares issuable upon exercise of currently exercisable options.

(13)	Consists of 160,342 shares issuable upon exercise of currently exercisable options.

(14)	Includes 46,182 shares outstanding and 165,000 issuable upon exercise of currently exercisable options.

(15)	Includes 5,000 shares outstanding and 165,000 issuable upon exercise of currently exercisable options.

(16)	Includes 244,125 shares issuable upon exercise of currently exercisable options.

(17)	Includes 21,202 shares outstanding and 20,000 issuable upon exercise of currently exercisable options.

(18)	Includes 99,300 shares issuable upon exercise of currently exercisable options.

(19)	Includes 4,121 shares outstanding and 545,300 issuable upon exercise of currently exercisable options.

(20)	Includes 237,645 shares outstanding and 3,466,857 issuable upon exercise of currently exercisable options held by directors, NEOs, and other executive officers of the Company.

GENERAL INFORMATION

Please note that Velan Capital, L.P. and certain other entities and individuals (collectively, “Velan”) have filed a preliminary proxy statement seeking shareholder support to vote against, or abstain from voting on, the re-election of certain directors of the Company at the Meeting. Your Board is deeply committed to enhancing value for all shareholders and overseeing the Company’s strategy. The Company’s diverse and experienced Board comprises seven highly qualified and experienced directors, six of whom are independent. These directors bring expansive drug development, commercialization, operational and financial experience from across the pharmaceutical industry. The Board recognizes the importance of having the right mix of skills, expertise and experience to effectively oversee the Company and regularly reviews the Board’s composition and its refreshment to ensure alignment with the interests of shareholders. Accordingly, we urge you not to sign and return any proxy card or voting instruction form that may be sent to you by Velan or on behalf of any person other than Progenics. If you received proxy materials from or on behalf of Velan and have previously submitted a proxy or voting instructions with respect to any proposed director nominees solicited by Velan, you can revoke that proxy and vote for the Board’s nominees and on the other matters to be voted on at the Meeting in the manner described below, including by using the enclosed WHITE Proxy Card and issuing a later-dated vote. It is important to note that only your latest dated proxy card will be counted at the Meeting.

Your Board has selected seven director nominees for election at the Meeting. As named in Proposal 1, your Board’s director nominees are as follows: Peter J. Crowley, Mark R. Baker, Bradley L. Campbell, Karen J. Ferrante, Michael D. Kishbauch, David A. Scheinberg, and Nicole S. Williams.

Your Board recommends that you vote your shares:

●	“FOR” each of the Board’s seven director nominees named above (Proposal 1);
●	“FOR” the ratification of the Board’s selection of EY as the Company’s independent registered public accounting firm (Proposal 2); and
●	“FOR” the advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3).

Shareholders of record at the close of business on May 13, 2019, the record date for the Meeting, are entitled to vote at the Meeting and any and all postponements or adjournments thereof. At that date, there were 84,742,513 outstanding shares of Progenics common stock, our only class of voting securities outstanding. Each shareholder is entitled to one vote for each share of common stock registered in the holder’s name on the record date. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. The holders of a majority of all shares of common stock outstanding on the record date constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

In the election of directors, shareholders can vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each director nominee. With respect to each of the other proposals to be considered at the Meeting, shareholders can vote “FOR,” “AGAINST” or “ABSTAIN” from voting on the matter. Abstentions with respect to any proposal at the Meeting will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Meeting, but will not be counted as a vote cast on the proposal and, therefore, will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the shareholder. This is referred to as a “broker non-vote.” The only routine matter to be considered at the Meeting is the proposal to ratify the appointment of EY. Accordingly, if you do not submit voting instructions to your broker, your shares will not be voted on any of the other proposals. With respect to those proposals, broker non-votes will not be counted as votes cast and will not be counted in determining the outcome of those proposals, although they will count for purposes of determining whether a quorum exists at the Meeting.

Whether or not you plan to attend the Meeting, please sign, date and return the enclosed WHITE proxy card in the envelope provided or vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. This will ensure your shares are represented at the Meeting even if you later decide to attend the Meeting and vote your shares in person. We urge you not to sign and return any proxy card or voting instruction form that may be sent to you by Velan or on behalf of any person other than Progenics.

You may change your vote or revoke your proxy at any time before your proxy is voted at the Meeting. You may revoke the authority granted by your proxy at any time prior to its use by:

●	filing with our Corporate Secretary a written revocation of a proxy,
●	submitting a new, proper proxy via the mail, Internet or telephone after the date of the proxy to be revoked, or
●	attending the Meeting and voting in person.

The Company’s officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mail, and we may also solicit proxies in person or by telephone or other electronic communication. Other than the persons described in this Proxy Statement, no general class of employees of the Company will be employed to solicit shareholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. No additional compensation will be paid to our officers or employees for such services. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We have engaged MacKenzie Partners, Inc. as shareholder advisor and proxy solicitation agent and expect to pay fees to MacKenzie Partners, Inc. of approximately $350,000 plus out-of-pocket expenses for such services. MacKenzie Partners, Inc. expects that approximately 25 of its employees will assist in the solicitation. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials. Our aggregate expenses related to our solicitation of proxies are expected to be approximately $900,000 to $925,000, of which $425,000 has been incurred as of the date of this Proxy Statement.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR the election of each of the seven director nominees named in Proposal 1; (ii) FOR ratifying the Board’s selection of EY to serve as Progenics’ independent registered public accounting firm for 2019; and (iii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware General Corporation Law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. Our Code requires our personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our shareholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code, and present the results of such investigations to our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports timely complied with all applicable filing requirements during 2018. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may affect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in us and may minimize the market impact of stock trades by spreading them over an extended period of time.

Shareholder Proposals for Inclusion in Proxy Materials

A shareholder seeking to have a proposal included in the proxy statement for our 2020 Annual Meeting must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including shareholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, for a shareholder proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than Friday, January 31, 2020, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to shareholders. If we receive notice after that date of a shareholder’s intent to present a proposal at our 2020 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials. However, if the date of the 2020 Annual Meeting changes by more than 30 days from the one-year anniversary of the date of the Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting.

Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials

A shareholder seeking to present a proposal or nominate a director for election to our Board at the 2020 Annual Meeting but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our By-Laws. The Company’s By-Laws require a shareholder seeking to present a proposal or nominate a director for the 2020 Annual Meeting to provide written notice to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 (i) no earlier than Friday, March 13, 2020, 120 days prior to the first anniversary of the Meeting, and (ii) no later than Sunday, April 12, 2020, 90 days prior to such first anniversary. In order to comply with the advance notice requirements set forth in our By-Laws, shareholders must be a holder of record and must comply with the other requirements of the advance notice requirements included in our By-Laws, which can be found in Section 3.05 (with respect to director nominations) and Section 3.06 (with respect to shareholder proposals). To obtain a copy of the By-Laws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the By-Laws is also available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

Requirements for Director Nominations to be Considered for Inclusion in Proxy Materials (i.e., Proxy Access)

Under certain circumstances specified in the Company’s By-Laws, a shareholder, or group of no more than 20 shareholders, owning at least three percent of Progenics’ outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the proxy materials we distribute for our annual meeting of shareholders up to the greater of two directors or 25 percent (rounded down to the nearest whole number) of the number of directors then serving on our Board. Shareholders who wish to nominate persons for election to the Board at the 2020 Annual Meeting and have those director nominees included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 no earlier than Wednesday, January 1, 2020 and no later than Friday, January 31, 2020. In the event that the 2020 Annual Meeting is called for a date that is not within 30 days before or after Saturday, July 11, 2020 (an “Other Meeting Date”), such written notice of nomination must be received not later than the close of business on the later of the date that is 180 days prior to such Other Meeting Date and the 10th day following the day on which the date of such Other Meeting Date is first publicly announced or disclosed by Progenics. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3.07 of the By-Laws. To obtain a copy of the By-Laws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the By-Laws is also available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to dissenters’ appraisal rights with respect to any of the proposals to be presented at the Meeting, and the Company will not independently provide shareholders with any such right.

Householding of Proxy Materials

In order to reduce printing costs and postage fees, we mail only one copy of the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any shareholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of these materials was delivered. If you are a shareholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 or by calling us at 646-975-2500. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank, or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed WHITE Proxy Card to vote on such matters in accordance with their best judgment.

We appreciate the prompt return of your WHITE Proxy Card, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions to submit your WHITE Proxy Card.

CONTACT FOR QUESTIONS AND ASSISTANCE IN VOTING

If you have any questions or require any assistance with authorizing a proxy or voting your shares, or if you need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: proxy@mackenziepartners.com

By order of the Board of Directors, /s/ Patrick Fabbio Patrick Fabbio Secretary New York, New York May 30, 2019

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are “participants” in our solicitation of proxies from our shareholders in connection with our Meeting.

Directors and Nominees

The principal occupations of our directors and nominees who are “participants” in our solicitation are set forth under the section above titled “Proposal 1: Election of Directors” of this Proxy Statement. The business address of each director and nominee is c/o Progenics Pharmaceuticals, Inc., One World Trade Center, 47th Floor, Suite J, New York, NY 10007. The name and principal occupation of the organization of employment of our directors and nominees are as follows:

Name	Occupation
Peter J. Crowley	Advisory Partner, WindRose Health Investors; and Operating Partner, JH Partners LLC
Mark R. Baker	Chief Executive Officer, Progenics Pharmaceuticals, Inc.
Bradley L. Campbell	President and Chief Operating Officer, Amicus Therapeutics, Inc.
Karen J. Ferrante	Retired Head of Research and Development and Chief Medical Officer, Tokai Pharmaceuticals, Inc.
Michael D. Kishbauch	Retired Chief Executive Officer, Achillion Pharmaceuticals, Inc.
David A. Scheinberg

Vincent Astor Chair and Member of the Leukemia Service; Chairman of the Molecular Pharmacology Program; and Chairman of the Experimental Therapeutics Center, Sloan-Kettering Institute for Cancer Research

Nicole S. Williams	Retired Chief Financial Officer, Abraxis BioScience Inc.

Officers and Employees

The positions of our officers and employees who are “participants” in our solicitation are as follows. The business address of each officer and employee is c/o Progenics Pharmaceuticals, Inc., One World Trade Center, 47th Floor, Suite J, New York, NY 10007.

Name	Position
Mark R. Baker	Chief Executive Officer
Patrick Fabbio	Chief Financial Officer
Bryce Tenbarge	Senior Vice President, Commercial
Melissa Downs	Associate Director, Investor Relations

Information Regarding Ownership of Progenics Securities By Participants as of April 30, 2019

The shares of our common stock beneficially owned or held as of April 30, 2019 by the persons listed above under “Directors and Nominees” and “Officers and Employees,” other than Melissa Downs, are set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this Proxy Statement. The following table summarizes the shares of common stock beneficially owned by Ms. Downs as of April 30, 2019:

Name	Shares Beneficially Owned
Melissa Downs	12,177

A-1

Except as disclosed in this Proxy Statement, to the Company’s knowledge:

●

No Participant has purchased or sold any shares of the Company’s common stock between January 1, 2017 and April 30, 2019. From time to time, the Company has granted awards of stock options to certain participants but no participants have exercised any previously-awarded stock options since at least January 1, 2017.

●	No Participant owns any securities of Progenics of record that such Participant does not own beneficially.
●

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Progenics, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

●

No associate of any Participant owns beneficially, directly or indirectly, any securities of Progenics. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Progenics.

●

No Participant, nor any associate of a Participant, is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) Progenics was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

●

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by Progenics or its affiliates or (ii) with respect to any future transactions to which Progenics or any of its affiliate will or may be a party.

●	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK AND EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PROGENICS PHARMACEUTICALS, INC.

As a shareholder of Progenics Pharmaceuticals, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return your proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 10, 2019.

Vote by Internet Access the Website and submit your proxy: www.proxyvoting.com/PGNX	Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-877-587-0765	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Annual Report are Available at: www.Stockholderdocs.com/PGNX

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

WHITE PROXY CARD

PROGENICS PHARMACEUTICALS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 11, 2019 10:00 A.M. Local Time

This proxy is solicited by the Board of Directors

The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting and Proxy Statement, hereby appoint(s) Mark R. Baker and Patrick Fabbio, and each of them, acting individually or in the absence of others, as proxies, each with the full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. local time on Thursday, July 11, 2019 at the New York Marriott Downtown located at 85 West Street at Albany Street, New York, NY 10006 and any and all postponements or adjournments thereof. The undersigned hereby revoke(s) all proxies previously given by the undersigned with respect to the Annual Meeting of Shareholders, including any previously given by telephone or internet.

This WHITE proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxies will have authority to vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposals 2 and 3, in accordance with the Board of Directors’ recommendations, and in their discretion on any other matters that may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)

PROGENICS PHARMACEUTICALS, INC.

If you have questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

THIS WHITE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED PROGENICS PHARMACEUTICALS, INC.	Please mark your votes like this

The Board of Directors recommends you vote FOR each

of the Nominees in the following Proposal 1

1. Company Proposal: Election of Directors.

Nominees:	For	Against	Abstain

1a.Peter J. Crowley	☐	☐	☐
1b.Mark R. Baker	☐	☐	☐
1c.Bradley L. Campbell	☐	☐	☐
1d.Karen J. Ferrante	☐	☐	☐
1e.Michael D. Kishbauch	☐	☐	☐
1f. David A. Scheinberg	☐	☐	☐
1g.Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR

each of the following Proposals 2 and 3

	For	Against	Abstain
2. Company Proposal: Ratifying the Board of Directors’ election of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2019.	☐	☐	☐

	For	Against	Abstain

3. Company Proposal: Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

4. To transact such other business as may properly come before the Annual Meeting of Shareholders.

	☐	☐	☐

Signature

Signature, if held jointly (Title)

Date	, 2019

Note: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.